Exhibit 99

Press Release dated March 23, 2005

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550
James S. Westfall, EVP and CFO
(650) 838-6108

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP DECLARES 5% INCREASE

IN FIRST-QUARTER CASH DIVIDEND AND

ANNOUNCES SHARE REPURCHASE PROGRAM

PALO ALTO, Calif. – March 23, 2005 – The Board of Directors of Greater Bay Bancorp (Nasdaq:GBBK), a $6.9 billion in assets financial services holding company, declared a quarterly cash dividend of $0.15 per common share outstanding to shareholders of record as of April 4, 2005. The dividend is payable on April 15, 2005.

“This dividend represents a 5% increase over the Company’s previous quarterly dividend of $0.1425 per common share and is the 51st consecutive cash dividend paid by Greater Bay Bancorp,” stated Byron A. Scordelis, President and Chief Executive Officer. “This increase in our dividend recognizes our strong capital position and reflects our continued desire to recognize and reward our shareholders for their support.”

The Company also announced that its Board of Directors has authorized the repurchase of up to $80 million of Greater Bay Bancorp’s outstanding common stock. This repurchase program follows the completion of the Company’s $70 million share repurchase authorization announced in March 2004. The Company intends to repurchase shares from time to time in the open market or in privately negotiated transactions.

“We believe this share repurchase program will provide us with the flexibility to optimize the Company’s use of capital and to enhance shareholder value, while maintaining capital ratios that exceed the well-capitalized regulatory guidelines,” continued Mr. Scordelis.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2004 and particularly the discussion of risk factors within such documents.

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